Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

January 20, 2009	Contact: Robert M. Brown
Chief Financial Officer
(954) 985-1500

GULFSTREAM INTERNATIONAL GROUP, INC.

ANNOUNCES CHANGE TO THE BOARD OF DIRECTORS

FT. LAUDERDALE, FLORIDA (January 20, 2009) – Gulfstream International Group, Inc. (NYSE: GIA) announced today the appointment of Gary L. Fishman to the Gulfstream board of directors to fill the vacancy created by the resignation of Douglas Hailey who resigned for personal reasons effective January 19, 2009.

From 2005 until his retirement in 2008, Mr. Fishman served as Vice President, Sales Operations of the Ingenix division of UnitedHealth Group, responsible for managing a team providing support to a field sales organization. Prior to joining UnitedHealth Group, Mr. Fishman served Northwest Airlines in a number of capacities, including as Senior Vice President, Alliances (2004 to 2005), Vice President, Customer Service Planning and Security (2002 to 2004), Vice President, Ground Operations Administration (1999 to 2002), Vice President, Technical Operations Administration and Planning (1997 to 1999), Vice President Financial Planning and Analysis (1995 to 1997), and Director, Financial Analysis (1993 to 1995). Mr. Fishman’s responsibilities at Northwest Airlines included management and development of worldwide airline commercial partnerships, establishment of policies and procedures for airport operations to process customers and their luggage, coordinating airport security procedures with the TSA and providing planning, finance and information services for the maintenance of aircraft.

“On behalf of the Board and employees of Gulfstream International Group, we welcome Gary Fishman to our Board of Directors. With over 20 years of aviation experience, he will be a great addition to our team. We would also like to take this opportunity to thank Doug Hailey for his years of service on the Board. His guidance and perspective has been a significant benefit to the company’s development” said David F. Hackett, Gulfstream International Group’s President and Chief Executive Officer.

About Gulfstream International Group, Inc.

Gulfstream International Group, Inc. is a holding company that operates two independent subsidiaries: Gulfstream International Airlines, Inc. and Gulfstream Training Academy, Inc. (the “Academy”). Gulfstream International Airlines, Inc. is a Fort Lauderdale, Florida-based commercial airline serving destinations throughout Florida and the Bahamas, as well as several cities to Continental Airlines’ Cleveland, Ohio hub under the Department of Transportation’s Essential Air Service Program. The Academy provides flight training services to licensed commercial pilots. For more information on the company, visit the company’s website at http://www.gulfstreamair.com.